EXHIBIT 10.1

FIRST AMENDMENT TO THE

ACCELERATE DIAGNOSTICS, INC.

2022 OMNIBUS EQUITY INCENTIVE PLAN

Effective as of May 12, 2022, Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), established, and the shareholders approved, the Accelerate Diagnostics, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”). By adoption of this instrument, the Company now desires to amend the Plan to increase the number of shares of stock reserved and available for grant pursuant to the Plan by 16,000,000.

1.	This First Amendment shall be effective as of the date it is approved by the Company’s shareholders at the Company’s 2023 Annual Meeting and shall be void in the absence of such approval.

2.	Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:

4.1	NUMBER OF SHARES. Subject to adjustment as provided in Section 4.4, the total number of shares of Stock reserved and available for grant pursuant to the Plan is 21,500,000, plus the number of shares of Stock that remain available or, as described in Section 4.2 otherwise become available, for grant under the terms of the 2012 Plan and all Prior Plans following the Effective Date. As provided in Section 1.1, no Awards will be made pursuant to the 2012 Plan or any other Prior Plan on or after the Effective Date.

3.	This First Amendment shall only amend the provisions of the Plan referred to above, and those provisions not amended hereby shall be considered in full force and effect, unless the context indicates otherwise.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of this 19th day of May, 2023.

ACCELERATE DIAGNOSTICS, INC.

By:	/s/ David Patience
Name:	David Patience
Title:	Chief Financial Officer